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                                                                   Exhibit 10.74


                               GENTA INCORPORATED
                                   TWO OAK WAY
                           BERKELEY HEIGHTS, NJ 07922



                                                     Dated as of  March 27, 2001

Loretta M. Itri, M.D.

Dear Dr. Itri:

         We are pleased that you are interested in becoming an employee of Genta Incorporated, a Delaware corporation (the "Company"). Accordingly, I would like to offer you the following terms of engagement (the "Agreement"):

         I.       EMPLOYMENT; DUTIES.

         (a) As of March 28, 2001, the Company hereby engages and employs you, and you hereby accept engagement and employment as Executive Vice President of Clinical Research and Development ("E.V.P. of Clinical R&D") and Chief Medical Officer of the Company.

         (b) You shall perform your duties as are customarily associated with your title. In this job you will report to the Chief Executive Officer of the Company. You shall perform your duties hereunder at such places as shall be necessary according to the needs, business or opportunities of the Company, and you acknowledge and agree that the performance of the duties hereunder may require significant domestic and international travel by you.

         (c) Upon commencement of your employment, you shall devote your best efforts as shall be necessary to the proper discharge of your duties and responsibilities under this Agreement. You may engage in up to eight hours per week of other activities unrelated to your employment at the Company, provided that such other activities are consistent in all respects with your obligations under sections 5, 6, 7 and 8 of this Agreement. However, notwithstanding anything else contained in this Agreement, you shall not engage in any other business activities, whether or not pursued for gain or profit, which will interfere with your ability to perform any of the functions, powers or duties required under this Agreement.

         2. TERM. Your employment hereunder shall be for a term of two years commencing on March 28 , 2001 (the "Effective Date") and continuing through March 27, 2003 (the "Term"), unless sooner terminated as hereinafter provided, and subject to one year extensions as may be agreed to by the parties.



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         3.       COMPENSATION AND BENEFITS.

         (a) As compensation and benefits for the performance of your duties on behalf of the Company as E.V.P. of Clinical R&D and Chief Medical Officer, so long as your employment has not been terminated in accordance with this Agreement, you shall be compensated and shall receive benefits as follows:

                  (i) a base salary of a minimum of $265,000 per annum (the "Base Salary"), payable in accordance with the Company's standard payroll practice;

                  (ii) in consideration of your entry into this Agreement, within thirty (30) days of the Effective Date, you will receive at the discretion of the Company either a cash payment of $50,000, or common stock of the company valued at $50,000.

                  (iii) a guaranteed minimum bonus of thirty percent (30%) of your Base Salary for each year of the Term, which shall accrue on January 1, 2002 and January 1, 2003, respectively, and be payable in January, 2002 and January, 2003, respectively.

         The Company shall withhold all applicable federal, state and local taxes, social security and workers' compensation contributions and such other amounts as may be required by law or agreed upon by the parties with respect to the compensation payable to you pursuant to this Section 3(a).

         (b) As approved by the Board of Directors of the Company, you shall be granted on, on the Effective Date, stock options for the purchase of 240,000 shares of Common Stock of the Company at an exercise price equal to the NASDAQ closing price of the Common Stock on the Effective Date. All stock options granted pursuant to this subsection 3(b) shall be governed by the 1998 Stock Incentive Plan and shall be evidenced by a stock option agreement prepared in accordance with such plan.

         (c) As approved by the Board of Directors of the Company, you shall be granted, on the Effective Date, a stock option for the purchase of an additional 60,000 shares of Common Stock at an exercise price equal to the NASDAQ closing price of the Common Stock on the Effective Date. The option under this Subsection 3(c) shall become exercisable in full upon final NDA approval of the Genasense compound by the U.S. Food and Drug Administration during the Term and shall be subject to a separate agreement.

         (d) The Company agrees to reimburse you for reasonable and necessary travel, business entertainment and other business expenses incurred by you in connection with the performance of your duties under this Agreement. Such reimbursements shall be made by the Company on a timely basis upon submission by you of vouchers in accordance with he Company's standard procedures.


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         (e)      You shall be entitled during the Term to four weeks per annum vacation time. You may "carry over" up to two weeks of unused vacation time to the succeeding year, however the maximum vacation accrual allowed at any one time shall not exceed six weeks.

         (f) You shall be entitled to participate in any and all medical insurance, dental insurance, group health, life insurance, disability insurance and other benefit plans which are made generally available by the Company to its senior executives. The Company, in its sole discretion, may at any time amend or terminate any such benefit plans or programs.

         (g) During the Term only and subject to underwriting approval, you will be entitled to receive the following life insurance and disability benefits in addition to those set forth in Subsection 3(f):

                  (i) The Company will pay the premiums on an ordinary term life insurance policy in a face amount up to three
                           (3) times your Base Salary. In addition, if you purchase an additional ordinary term life insurance policy of up to $2 million, and the premium for such policy exceeds the cost of the Company's current group term life insurance rates, the Company shall reimburse you for the difference between the premium on said policy and the current Company group term rate, up to a maximum of $2,500 per year.

                  (ii) If your current employer-provided long term disability ("LTD") plan has a higher monthly benefit than the Company's plan, the Company will pay the premium on an individual LTD policy for the difference in coverage between the two LTD plans, up to a maximum of $5,000 per year.

         (h) You shall be covered by the Company's directors and officers insurance policy as is generally provided to the Company's directors and officers.

         (i) The Company shall pay attorneys' fees incurred by you in connection with your employment agreement with Ortho Biotech Inc, in an amount not to exceed $20,000.

         (j) Subject to Section 11, you must be an employee of the Company at the time that any compensation is due in order to receive such compensation.

         (k) In addition you may be eligible for stock option grants consistent with the stock option guidelines applicable to the Company's other senior executives.

         4. REPRESENTATIONS AND WARRANTIES. You hereby represent and warrant to the Company as follows:

         (a) Neither the execution and delivery of this Agreement nor the performance by you of your duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon


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

the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which you are a party or by which you are bound.

         (b) You have the full right, power and legal capacity to execute deliver this Agreement and to perform your duties and other obligations hereunder. This Agreement constitutes your legal, valid and binding obligation, enforceable against you in accordance with its terms. No approvals or consents of any persons or entities are required for you to execute and deliver this Agreement or perform your duties and other obligations hereunder.

         5.       NON-COMPETITION AND NON-SOLICITATION.

         (a) You understand and recognize that your services to the Company are special and unique and agree that, upon commencement of your employment as E.V.P. of Clinical R&D and Chief Medical Officer and, except as provided below, during the term and for a period of two years following any termination of your employment, you shall not in any manner directly or indirectly, on behalf of yourself or any person, firm, partnership, joint venture, corporation or other business entity (collectively, "Person") solicit, enter into, or engage in any business using antisense technologyor in which the Company or any of its subsidiaries has intellectual property rights ("Conflicting Field"), either as an individual for your own account, or as a partner, joint venturer, executive, agent, consultant, salesperson, officer, director or shareholder of such Person ("Competitor"); provided, however, that (x) following any termination of your employment, Conflicting Field shall refer only to the field of using antisense technology as therapy for cancer as its primary business and, subject to Section 1, nothing in this agreement shall be interpreted so as to prevent you from accepting employment with any such Person which is or tries to be competitive with a Conflicting Field so long as you work solely in a division of such Person which division carries on a bona fide business that is not or does not propose to be competitive with a Conflicting Field; and (y) nothing herein will preclude you from holding five percent (5%) or less of the stock of any publicly traded company, calculated on a fully diluted basis.

         (b) In further consideration of the payment by the Company to you of amounts that may hereafter be paid to you pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 11 hereof and any stock option agreement between you and the Company), you agree that upon commencement of your employment with the Company, and for a period of two years thereafter or a period of two years subsequent to any termination hereunder, but subject to section 5(f), you shall not, without the prior written consent of the
Company:

                  (i) directly or indirectly take any action, or attempt to take any action, which is intended to, or could reasonably be foreseen by you to, induce a material breach of a contract or agreement known to you between the Company and any of its licensors, licenses, clients, customers, vendors, suppliers, agents, consultants, employees (whether or not such consultants, employees (whether or not such employees are "at will" employees) or other person or entity with which the Company has an agreement (each a "Covered Party", collectively, "Covered


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                           Practices); PROVIDED HOWEVER, that such action or
                           attempted action could reasonably be expected to cause a material detriment to the Company, or

                  (ii) directly or indirectly solicit or attempt to solicit any Covered Party to terminate his, her or its relationship with the Company in material breach of a contract or Agreement with the Company known to you, PROVIDED HOWEVER, that such action or attempted action is likely to cause a material detriment to the Company, or

                  (iii) subject to subsection 5(e), directly or indirectly solicit or attempt to solicit any of the employees or consultants of the Company to become employees, agents, consultants, representatives or advisors of any other Person; or

                  (iv) directly or indirectly persuade or seek to persuade any customer of or supplier to the Company to cease to do business or to reduce the amount of business which any customer or supplier has done or contemplates doing with the Company, whether or not the relationship between the Company and such Person was originally established in whole or in part through your efforts, in material breach of a contract or agreement known to you between the Company and such customer or supplier; provided, however, that such action or attempted action could reasonably be expected to cause a material detriment to the Company.

         (c) Upon commencement of your employment with the Company, and for a period of two years following any termination of your employment, you agree that upon the earlier of you (a) negotiating with any Competitor concerning the possible employment of you by the Competitor, (b) receiving an offer of employment from a Competitor, or (c) becoming employed by a Competitor, you will
(x) immediately provide notice to the Company of such circumstances and (y) provide copies of Sections 5, 6, 7, 8 and 9 of this Agreement to the Competitor. You further agree that the Company may provide notice to a Competitor of your obligations under this Agreement, including without limitation your obligations pursuant to Sections 5, 6, 7 and 8 hereof.

         (d) You understand that the provisions of this Section 5 may limit your ability to earn a livelihood in a business similar to the business of the Company but nevertheless agree and hereby acknowledge that the consideration provided under this Agreement, including any compensation or benefits provided under Sections 3 and 11 hereof and any stock option agreement is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of your education, skills and abilities, you agree that you will not assert in any forum that such provisions prevent you from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

         (e) Nothing in subsection 5(b)(iii) shall be interpreted so as to prohibit you from accepting offers from persons employed by the Company to be employed by you or an entity with

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which you become associated, provided that such offers were not solicited, directly or indirectly, or otherwise encouraged by you.

         6.       OWNERSHIP OF PROPRIETARY INFORMATION.

         (a) You confirm and agree that all information relating to the Company's, or an Affiliate's (as defined below) business that has been created by, discovered by, developed by, learned by, or made known to, the Company, or any of its subsidiaries, affiliates, licensors, licensees, successors or assigns (each, an "Affiliate" and, collectively, the "Affiliates") from the commencement of your employment and at all times thereafter (including, without limitation, information relating to the Company's business created by, discovered by, developed by, learned by, reduced to practice by or made known to the Company, an Affiliate, or you, either alone or jointly with others, during your employment and information relating to the Company's customers, clients, suppliers, vendors, consultants, licensors and licensees) or assigned, licensed or otherwise conveyed to Company or any Affiliate, has been, is and shall be the sole property of the Company or such Affiliate, as applicable and the Company or the Affiliate as the case may be, has been, in and should be the sole owner of all designs, ideas, patents, patent applications, copyrights, copyright applications and other rights in connection therewith, including but not limited to the right to make application for statutory protection of any kind in any country, all of the aforementioned information is hereinafter called "Proprietary Information" (and shall be deemed Proprietary Information regardless of whether or not the Proprietary Information is patentable or copyrightable). By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, discoveries, structures, works of authorship, copyrightable works, trademarks, copyrights, formulas, data, data sources, know-how, show-how, improvements, information relating to products (both current and under development), services and technologies, product concepts, specifications, techniques, information or statistics contained in, or relating to, promotion or marketing plans and programs, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, continuation applications of any kind, trademark applications and information about the Company's or the Affiliate's employees and/or consultants and confidential business information of the Company or any Affiliate or any of its clients, consultants, suppliers, customers, vendors, licensors, licensees and other third parties (including, without limitation, the compensation, job responsibility and job performance of such employees and/or consultants).

         (b) You agree that all Proprietary Information shall be, to the extent permitted by law, "works made for hire" as that term is defined in the United States Copyright Act (17 U.S.C. Section 101). You hereby assign to the Company all rights, title and interest you may have or acquire in all Proprietary Information; provided, that, subject to subsection 6(d) hereof the provisions of this Section 6 only apply to information, and Proprietary Information shall only include such information which:

                  (i) relates at the time of conception or reduction to practice of the invention to the Company business, or actual or demonstrably anticipated research or development of the Company; or


                                      -6-

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                  (ii)     result from any work performed by you for the
                           Company; or

                  (iii) was developed on the Company's time or using the Company's equipment, supplies, facilities, or trade secret information,

         (c) Notwithstanding the foregoing, Proprietary Information shall not include; (i) information (x) in the public domain not as a result of the breach of this Agreement or the breach of any other duty owed to the Company or any other person (y) information lawfully in your possession prior to the date hereof and not disclosed to you by the Company or an Affiliate and (z) information disclosed to you without restriction by a third party who had the right to disclose such information to you;

         (d) It is understood that no patent, copyright, trademark or other proprietary right of license is granted to you under this Agreement. Any disclosure of Proprietary Information and any materials which may accompany any such disclosure pursuant to your employment under this Agreement will not result in the grant to you of any rights, express or implied, of any kind.

         7.       CONFIDENTIAL INFORMATION.

         (a) You agree at all times, including after the Term, to keep in strictest trust and confidence and not to disclose or make accessible to any other person without the prior written consent of the Company, the Company's or any Affiliate's Proprietary Information. You further agree that upon commencement of your employment and at all times thereafter (i) not to use any such Proprietary Information for yourself or others; and (ii) not to take any such material or reproductions embodying Proprietary Information from the Company's facilities (or any of the Affiliates' facilities) at any time, except as required during the Term in connection with your duties to the Company.

         (b) Except with prior written authorization of the Board of Directors, you agree not to disclose or publish any of the Proprietary Information, except as required in the performance of your obligations under this Agreement. You further agree not to disclose or publish information relating to your former employers, to whom you, the Company or any of its Affiliates owes an obligation of confidence, at the time of disclosure, to you, at any time during or after your employment with the Company.

         (c) Upon written notice by the Company, you shall promptly deliver to the Company, or, if requested by the Company, promptly destroy all written Proprietary Information and any other written material containing any Proprietary Information (whether prepared by the Company, you or a third party), and will not retain any copies, extracts, summaries or other reproductions in whole or in part of such written Proprietary Information or other material.

         (d) You recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. You agree that you owe the Company and such third parties, both during your employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person (except in a manner that is consistent with the Company's agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company's agreement with the third party), unless expressly authorized to act otherwise by the Board of Directors.

         (e) If during the term and thereafter you are requested or required (by oral questions, deposition, interrogatories, requests for information or documents, subpoena, civil investigative demand or any other process) to disclose all or any part of the Proprietary Information, you will provide the Company with prompt notice of such request or requirement, so that the Company, or, as applicable, one or more of its Affiliates, may seek an appropriate protective order or waive compliance with the provisions of this Agreement. In such case, the parties will consult with each other as to the advisability of pursuing any such order or other legal action or available steps to resist or narrow such request or requirement. If, failing the entry of a protective order or the receipt of a waiver hereunder, you are, in the opinion of your counsel, legally compelled to disclose Proprietary Information, you may disclose that portion of such information which counsel advises you that you are legally compelled to disclose. In any event, you will use reasonable efforts to cooperate with the Company in obtaining and will not oppose action by the Company (or, as applicable, one or more of its Affiliates) to obtain, an appropriate protective order or other reliable assurance that confidential treatment will be accorded the disclosure of any Proprietary Information. All reasonable expenses incurred by you in compliance with this subsection 7(e) will be reimbursed by the Company.

         8.       DISCLOSURE OF PROPRIETARY INFORMATION.

         (a) During the Term, and thereafter, you agree that you will promptly disclose to the Company, or any persons designated by the Company, all Proprietary Information developed, created, made, conceived, reduced to practice or learned by the company, any Affiliate or you, either alone or jointly with others, during the Term and not otherwise known to the Company's officers and directors.

         (b) You further agree to assist the Company in every proper way (but at the Company's expense) to obtain and confirm and from time to time enforce patents, copyrights or other rights on said Proprietary Information in any and all countries, and to that end you will execute any documents necessary:

                  (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyright or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same on behalf of the Company; and

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                  (ii)     to defend any opposition proceedings in respect of
                           such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

         (c) Your obligation to assist the Company in obtaining and enforcing patents and copyrights for the Proprietary Information in any and all countries shall continue beyond the Term, but the Company agrees to compensate you at a reasonable rate after the expiration of the Term, for time actually spent by you at the Company's request on such assistance.

         9. ENFORCEMENT. You agree that the remedy at law for any breach of any covenant contained in Sections 5, 6, 7 or 8 of this Agreement would be inadequate and cause irreparable damage to the Company. In the event that you breach or threaten to breach any provisions of Sections 5, 6, 7 or 8, in addition to any other rights which the Company may have at law or in equity, the Company shall be entitled, without the posting of a bond or a security, to injunctive relief to enforce the restrictions contained in this Agreement. In the event that an actual proceeding is brought in equity to enforce any of the provisions of Sections 5, 6, 7 or 8, you shall not assert as a defense that there is an adequate remedy at law, nor shall the Company be prevented from seeking any other remedies, including without limitation monetary damages, which may be available to it.

         10. TERMINATION. Your employment hereunder shall commence as provided for under Section 2 and shall continue for the period set forth in
Section 2 hereof unless sooner terminated upon the first to occur of the following events:

         (a)      DEATH. Your death.

         (b) DISABILITY. You have been unable, for a period of one hundred eighty (180) consecutive business days, to perform your duties under this Agreement, as a result of physical or mental illness or injury ("Becoming Totally Disabled") and the Company shall have communicated to you the fact of your termination by written notice, which termination shall be effective on the 30th day after receipt of such notice by you (the "Total Disability Effective Date"), unless you return to full-time performance of your duties before the Total Disability Effective Date;

         (c) TERMINATION BY THE COMPANY FOR CAUSE. For purposes of this Agreement, the term "Cause" shall mean any of the following:

                  (i) A breach by you of any of the provisions of Sections 4, 5, 6, 7 or 8 of this Agreement which results in a material detriment to the Company or any Affiliate thereto;

                  (ii) Any breach by you of subsection 1(b) or (c) which is not cured by you within 30 days of written notice thereof from the Company; PROVIDED, HOWEVER, your right to


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
                           such 30 day cure period shall be conditioned upon your good faith attempt to cure such breach;

                  (iii) Any action or omission by you to intentionally harm the Company which is in bad faith and likely to cause a material harm to the Company or any other act or bad faith omission having the effect of materially harming the Company, its business or reputation;

                  (iv) The perpetration of an intentional and knowing fraud against or adversely affecting the Company or any Covered Party which causes or is likely to cause a material detriment to the Company, or

                  (v) The conviction of you of any crime classified as a felony.

         (d) TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate your employment hereunder at any time for any reason or no reason by giving you (30) days prior written notice of the termination.

         (e) TERMINATION BY YOU. You may terminate your employment hereunder at any time for any reason or no reason by giving thirty (30) days prior written notice of termination.

         11.      COMPENSATION FOLLOWING TERMINATION PRIOR TO THE END OF THE
 TERM.

         In the event that your employment hereunder is terminated prior to the end of the Term, you shall be entitled only to the following compensation and benefits upon such termination:

         (a) TERMINATION BY REASON OF DEATH OR BECOMING TOTALLY DISABLED; TERMINATION BY THE COMPANY FOR CAUSE; TERMINATION BY YOU.

         In the event that your employment is terminated by reason of your death or your becoming Totally Disabled, or by the Company for Cause or Termination By You, pursuant to Sections 10(a), 10(b), 10(c) or 10(e), the Company shall pay the following amounts to you (or your estate, as the case may be):

                  (i) Any accrued but unpaid Base Salary as of the date of termination for services rendered to the date of termination;

                  (ii) Any accrued but unpaid expenses required to be reimbursed pursuant to Section 3;

                  (iii)    Any vacation accrued to the date of termination;

                  (iv)     Any accrued but unpaid bonus payments.



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
         The benefits to which you may be entitled upon termination pursuant to the plans, programs and arrangements referred to in Section 3 hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

         (b) TERMINATION BY THE COMPANY WITHOUT CAUSE. In the event that your employment is terminated by the Company without Cause pursuant to Section 10(d), the Company shall pay the following amounts to you:

                  (i) Any accrued but unpaid Base Salary as of the date of termination for services rendered to the date of termination, payable within 30 days;

                  (ii) Any accrued but unpaid expenses required to be reimbursed pursuant to Section 3, payable within 30 days;

                  (iii) Any vacation accrued to the date of termination, payable within 30 days; and

                  (iv) As your sole damages and conditioned upon your execution and delivery of a general release in favor of the Company, its employees, Officers, Directors and Affiliates, the lessor of one year of Base Salary and the Base Salary which you would have received for the remainder of the Term.

         The benefits to which you may be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 3 hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

         (c) NO OTHER BENEFITS OR COMPENSATION. Except as may be provided under this Agreement under the terms of any incentive compensation, employee benefit or fringe benefit plan applicable to you at the time of the termination of your employment prior to the end of the Term, you shall have no right to receive any other compensation, or to participate in any other arrangement or benefit with respect to any future period after such termination.

         12. NOTICES. Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given; when delivered personally after receipt therefor, one (1) day after being sent by Federal Express or similar overnight delivery; or three (3) days after being mailed registered or certified mail, postage prepaid; return receipt requested, to either party at the address set forth below, or to such other address as such. party shall give by notice hereunder to the other party.

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

         If to the company:

                           Genta Incorporated
                           Two Oak Way
                           Berkeley Heights, NJ  07922


         With a copy to:

                           Gibbons, Deldeo, Dolan, Griffinger & Vecchione


         If to you:

                           Loretta M. Itri, M.D.



         13. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein. If any provision of this Agreement or any part thereof is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall reduce the scope, duration and/or the area of such provision (and substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court determines that the time period or the area, or both are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

         14. ENTIRE AGREEMENT; MODIFICATION. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set

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
forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

         15. BINDING EFFECT. The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors and assigns, and upon you and your legal representatives. This Agreement constitutes a personal service agreement, and the performance of your obligations hereunder may not be transferred or assigned by you.

         16. NON-WAIVER. The failure of either party to insist upon the strict performance of any terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

         17. GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey without regard to principles of conflict of law.

         18. SURVIVABILITY. The provisions of this Agreement which by their terms call for performance subsequent to termination of your employment hereunder, or of this Agreement, shall so survive such termination.

         19. HEADINGS. The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

         If this letter agreement meets with your approval and you desire to accept this offer of employment on the terms and conditions set forth herein, please execute the enclosed copy of this letter and return it to me as soon as possible.


                                   Sincerely,

                                   GENTA INCORPORATED



                                   By: /s/ Michael S. Weiss
                                       -------------------------------------
                                           Michael S. Weiss
                                           Vice-Chairman


         AGREED AND ACCEPTED
         AS OF THE DATE FIRST SET FORTH ABOVE

         /s/ Loretta M. Itri, M.D.
         -------------------------
         Loretta M. Itri, M.D.








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